Exhibit 99.1
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FOR RELEASE:                        CONTACT:
Date: August 25, 2003               Lisa Lopez
Time: 10:00 a.m.                    Tel. (781) 356-9457
                                    Alternate Tel. (617) 320-2401
                                    fallon@haemonetics.com
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     Haemonetics Elects Boston Scientific CFO to Its Board of Directors
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BRAINTREE, MA, August 25, 2003 - Haemonetics Corporation (NYSE:HAE) today announced that Lawrence C. Best, Senior Vice President and Chief Financial Officer of Boston Scientific Corporation, has been elected to the Haemonetics Board of Directors. The election was effective as of August 22, 2003.

Mr. Best has served as Senior Vice President and Chief Financial Officer for Boston Scientific since 1992. Prior to his work with Boston Scientific, Mr. Best was a partner in the accounting firm of Ernst & Young, where he specialized in serving multinational companies in the high technology and life sciences fields. He also served a two-year fellowship at the Securities and Exchange Commission from 1979 to 1981 and a one-year term as a White House-appointed Presidential Exchange Executive in Washington, D.C. Mr. Best also serves as a member of the Board of Directors of Biogen, Inc.

Ronald A. Matricaria, Chairman of Haemonetics, said, "Larry brings an impressive record of financial discipline and a strong understanding of the issues facing medical device companies. He has been a key member of the Boston Scientific executive team that is credited with building one of the market leading companies in the medical device industry. We are delighted he agreed to serve on our board, and as a member of the Audit Committee."

Haemonetics is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit the Company's web site at http://www.haemonetics.com.


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